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                         CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                                                   EXHIBIT 10.20

                                VENDOR AGREEMENT

Between:

Best Buy Co., Inc.                NETGEAR, INC.                         "Vendor"

7075 Flying Cloud Drive       and 4500 Great America Parkway

Eden Prairie, MN 55344            Santa Clara, CA 95054

         1. License to Sell Products. Subject to the terms of this Agreement, Vendor grants Best Buy Co., Inc., and its affiliates and subsidiaries ("Best Buy"), a non-exclusive, non-transferable license to distribute the products described in Exhibit A, as may be amended from time to time by mutual agreement (the "Products"), to end users and commercial buyers/licensees in the United States, Canada and other territories as agreed from time to time, solely through its present and future retail stores, Internet Websites, distribution centers and mail order distribution centers. Best Buy may obtain Products by placing orders under this Agreement that are accepted by Vendor. Vendor shall be deemed to have accepted a purchase order from Best Buy unless Vendor sends Best Buy a written rejection within 2 business days of its receipt thereof. Vendor will acknowledge its receipt of a purchase order by sending Best Buy an EDI997 (Functional Acknowledgement). Each order placed with Vendor for Products shall be governed by this Agreement, regardless of any additional or conflicting term in Best Buy's order. Orders must be for minimum lot sizes (case carton quantities) and must conform to the ordering guidelines as described in Vendor's Retailer Manual that is in effect on the Effective Date of this Agreement (attached and incorporated into this Agreement as Exhibit D) and as amended from time to time.[*].

         2.       Pricing and Taxes.

                  - Prices: Subject to the terms of this Agreement, Vendor will sell the Products set forth on Exhibit A to Best Buy at the prices set forth therein; as may be changed from time to time. Vendor guarantees competitive pricing with that offered by Vendor to other like retailers for the same quantity purchased; provided that prices must be compared taking into account all of the terms and conditions of the transaction at the time it was offered by Vendor.

                  - Taxes: Vendor's prices do not include sales, use, excise, or other taxes, however designated (except taxes based on Vendor's net income). The amount of any valid present or future sales, use, excise, or other tax which is attributable to Best Buy shall be paid by Best Buy; or in lieu thereof. Best Buy shall provide Vendor with a tax exemption certificate acceptable to the taxing authorities.

         3. Payment. Vendor shall electronically submit an invoice to Best Buy within 2 business days of the day Product is shipped. Invoice credit terms will be as set forth in the Vendor Program Agreement, as described herein, which may be updated from time to time by the parties' mutual agreement. The designated credit term shall commence on the date Best Buy receives Product at the FOB point agreed upon by the parties in Section 4 hereof. No additional charges of any type beyond the price of the Products shall be added to an invoice without Best Buy's express written consent other than those taxes described in Section 2 of this Agreement. Vendor may withhold shipment of Products if Best Buy is delinquent in making undisputed payments under this Agreement. All transactions must be valued and paid in U.S. currency. Best Buy may offset from Vendor's invoice any indebtedness of Vendor, if: (a) the indebtedness is related to the performance of this Agreement; and (b) Best Buy submits either prior to or along with its payment from which the offset is made
- sufficient documentation justifying the offset under the terms of this Agreement.

         Vendor's Invoices should be via EDI, as set forth in Section 10. Best Buy Purchasing LLC is a controlled subsidiary of Best Buy Co., Inc. Best Buy Purchasing LLC will pay Vendor invoices in accordance with this Section 3 and shall initially assume title to all Products (subject to Vendor's security interest, described above). Best Buy Purchasing LLC will resell and transfer title to such Products to Best Buy Co., Inc.'s other affiliates and subsidiaries to

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distribute the Products through the sales channels provided in Section 1. Best
Buy Co., Inc. guarantees the performance required of Best Buy Purchasing LLC under this Agreement.

         4.       Shipping.

                  - Select Shipping Terms: One of the following ground shipment terms shall be agreed upon at the time this Agreement is executed by checking the applicable box. No other ground shipment terms other than the two options described below may be used.

         [*] FOB Origin, Freight Collect and Allowed. Best Buy shall be responsible for carrier selection, routing instructions and pick-up appointments at Vendor's domestic origin facility. In addition, Best Buy is responsible for carrier freight payments, submitting freight claims for loss and damage, scheduling appointments at destination, and tracking and tracing freight in transit. Title and risk of loss passes to Best Buy Purchasing LLC upon delivery to Best Buy at Vendor's domestic origin shipping dock. Vendor agrees to have Products in ship-ready condition on the ship date specified in the applicable purchase order and provide forty-eight (48) hour notice of pick-up request to Best Buy for truckload shipments and twenty-four (24) hour notice of pick-up request to Best Buy for less-than-truckload shipments. Vendor will pay a freight allowance to Best Buy pursuant to the attached Collaborative Transportation Agreement, as amended from time to time by the parties.

         [*] FOB Destination, Freight Prepaid by Vendor. Vendor shall be responsible for carrier selection, routing instructions and freight payment. Title and risk of loss passes to Best Buy Purchasing LLC upon delivery to Best Buy at the destination specified by Best Buy, which may include but is not limited to its stores, distribution centers, and third-party fulfillment providers. Vendor is encouraged to utilize Best Buy's preferred carriers to improve on-time performance, minimize transit times and reduce the need for expedited shipments.

                  - Existing Vendor Conversion to FOB Origin, Freight Collect and Allowed Terms: In the event Vendor currently ships Product to Best Buy FOB Destination, Freight Prepaid by Vendor, Vendor may be converted to the preferred FOB Origin, Freight Collect and Allowed terms as described above, via its Collaborative Transportation Management Program ("CTM"). Under CTM, Best Buy will receive a negotiated freight allowance from the vendor in exchange for assuming the expenses associated with inbound carrier freight previously born by Vendor. Freight allowance to be paid to Best Buy with respect to FOB Origin, Freight Collect and Allowed terms will be agreed between the parties in writing and attached hereto as the Freight Allowance Agreement. For example, the negotiated freight allowance can reflect a flat percentage of invoice value (ad valorem), or dollars and/or cents per pound, or dollars and/or cents per box or as actual freight expense incurred.

                  - Expedited Shipments: Terms for expedited shipments will be FOB Origin, Freight Collect. The parties will determine responsibility for expedited shipment expenses on a case by case basis depending upon which party caused the need for the expedited shipment; In the event current shipping terms are FOB Origin, Freight Collect and Allowed, and the parties determine that the need for an expedited shipment was not the fault of Vendor, Vendor shall still be responsible for reimbursing Best Buy for the agreed Freight Allowance expense.

                  - Shipping and Routing Guide: Vendor shall follow the terms and conditions stated in Best Buy's Shipping and Routing Guide, attached hereto as Exhibit B.

                  - Other Charges: Any and all charges related to special requests of Vendor to carrier, including loading assistance, detention, or any other instructions, prior to title passage, are the responsibility of the Vendor.

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                  -        Direct Import Agreement: Terms for directly imported
                           Products will be set forth in a Direct Import Agreement, which may be attached hereto.

                  - Bill of Lading: Vendor shall use the standard Bill of Lading form, attached hereto as Exhibit C.

         5.       Shipping Performance Management.

                  - Right Time: Vendor agrees to deliver Product on a timely basis to Best Buy at the FOB point in accordance with the prearranged delivery and/or pick-up dates the parties agree upon from time to time. For FOB Origin, Freight Collect terms, Product must be ready for delivery to Best Buy on the pick-up date agreed upon by the parties. For FOB Destination, Freight Prepaid terms, Product must be delivered to Best Buy within two days of the delivery date committed to by Vendor. In the event Vendor is in breach of this "Right Time" shipping commitment, Best Buy may issue a charge-back to Vendor (subject to the limitations set forth in this Section 5) in each instance of breach, for 1 % of the total cost of the particular Stock Keeping Unit ("SKU") subject to the breach, as identified on the corresponding PO for each day early or late, as the case may be, up to a maximum of 5%. Such amount shall be considered liquidated damages, as it is reasonable in light of Best Buy's anticipated loss for Vendor's non-conformance.

                  - Right Quantity: Vendor agrees to deliver the right quantity of Product to Best Buy in accordance with an accepted PO. However, Best Buy shall consider a PO-SKU-Line quantity variance of up to 3% or 5 units, whichever is more, a conforming delivery. In the event that Vendor delivers a non-conforming quantity, Best Buy may issue a charge-back to Vendor (subject to the limitations set forth in this Section 5) for an amount equal to the quantity non-conformance percentage multiplied by the total cost of the particular SKU subject to the non-conformity, as identified on the corresponding PO; not to exceed a maximum of 5%. Such amount shall be considered liquidated damages, as it is reasonable in light of Best Buy's anticipated loss for Vendor's non-conformance.

                  - Program Implementation: Vendor agrees to comply with Best Buy's implementation schedule for the Shipping Performance Management Program, as described above (Right Time; Right Quantity), Upon notice to Vendor of the commencement of the Program, Best Buy will provide information concerning Vendor's shipping performance to Vendor for a period of not less than 8 consecutive weeks and not more man 12 consecutive weeks ("Implementation Period"). Vendor will not be subject to charges for shipping non-conformance during or before the Implementation Period. Following the Implementation Period, Vendor will be subject to the charges for shipping non-conformance as specified in this Section 5. Best Buy will identify and report incidents of Vendor's non-conforming shipments and make available information concerning each incident for 4 weeks so Vendor may investigate and assess the validity of each incident of shipping non-conformance reported by Best Buy.

                  - Achieving Shipping Performance Standards: If Vendor maintains shipping conformance for Right Time and Right Quantity at a rate of 80% or better for a period of 13 consecutive weeks based upon the total PO-SKU-Lines ordered by Best Buy, Best Buy will suppress future charges for non-conformance, provided that Vendor continues to maintain weekly shipping performance at or above 80% conformance. In the event unforeseen circumstances prevent Vendor from maintaining this 80% threshold, Vendor will be permitted to perform below 80% for 2 weeks of a rolling 6-week period without reinstatement of charges for non-conformance. If Vendor first qualifies for suppression of charges but then later fails to maintain the 80% threshold performance standard or its limited exception for unforeseen circumstances, Vendor must reestablish shipping standards of 80% or greater for 13 consecutive weeks before non-conformance charges will again be suppressed.

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         6.       Price Protection; Notice of Price Increases.

                  - Price Protection: Best Buy may apply to receive price protection credit upon the effective date of a price decrease as to the Products in Best Buy's on-hand inventory, which shall include Product wherever located (e.g., inventory located in stores, warehouses, return canters and Product in transit between these locations or from Vendor to Best Buy). Best Buy will determine its on-hand inventory as of the effective date of price protection and will submit a cost adjustment claim to Vendor for payment. Price protection adjustments to in-transit Product shall be reflected on the purchase orders prior to them being received into Best Buy distribution centers. Best Buy's right to receive price protection credit under this Section 6 is subject to and shall be made in accordance with the terms of Vendor's then-current Retailer Manual. Subject to Best Buy's right to conduct post-audit reconciliation, the Retailer Manual shall require at a minimum that Best Buy submit documentation to Vendor showing inventory eligible to receive price protection credit within [*] after the effective date of the price decrease.

                  - Notice of Price Increases: Vendor will give Best Buy [*] prior written notice of the effective date of any increases to the cost of Product to Best Buy. Price increases are based on the purchase order acknowledgement date, not the shipment or purchase order date.

         7. Returns. Best Buy shall have the right to return at [*] any Products (i) that infringe upon any patent, trademark, trade secret, copyright, right of privacy or publicity, or any other tangible or intangible proprietary or intellectual property right; (ii) that are not manufactured, packaged, or labeled in accordance with applicable laws, ordinances, rules, and regulations;
(iii) that are shipped in error or in non-conformance with Best Buy's purchase order; or (iv) that are damaged or defective, or where use of such Products has caused injury to person or property.

For the purposes of this Agreement, the term "defective," when referring to the Products means+

         - Product that has defects covered by the warranty specified in the documentation that accompanies the Product when shipped; or

         - Product that has been returned by a customer in accordance with Best Buy's return policy after the customer has opened the Product (i.e. the wrapping, seal, or box has been opened), but in no event more than one year after the last applicable model receipt by Best Buy from Vendor, regardless of whether the Product is otherwise defective.

         Before returning any Product, whether for warranty or non-warranty action (including exchanges under Section 10 of this Agreement), Best Buy must obtain a return authorization ("RA") number from Vendor. Vendor agrees to provide a RA number, where appropriate and in accordance with this Agreement, [*] of request. Vendor also agrees to allow delivery of return product as of the day the RA number is issued to Best Buy, subject to the following:

         (i) Vendor need not accept shipments of return Products that Vendor receives more than [*] after its issuance of a RA number;

         (ii) Best Buy shall prepay shipping charges for all defective Product returns (in connection with the return shipment for warranty items, Best Buy may issue a charge-back to Vendor for reimbursement of Best Buy's reasonable shipping charges);

         (iii) If an appointment is required for Best Buy's return delivery, Vendor agrees to provide an appointment within 3 days of the carrier's expected time of arrival; and

         (iv) Vendor need not accept any Product that is returned other than in accordance with the terms of this Agreement.

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         Any and all changes to Vendor contact personnel must be communicated as soon as commercially practicable to the following address:

                     Best Buy Co., Inc.
                     Returns Department
                     7275 Flying Cloud Drive
                     Eden Prairie, MN 55344

         Within 90 days alter Vendor's receipt of a Product returned to Vendor in accordance with the terms of this Agreement, Vendor shall either:

         (a) issue and send to Best Buy a credit memo in the amount of Best Buy's net purchase price for the returned Product (such credit memo shall reference either Best Buy's RGM number or the RA number); or

         (b) if Vendor receives Product from Best Buy that Vendor believes is non-returnable, Vendor shall contact Best Buy and promptly ship such Product back to Best Buy's originating Product returns location (in this case, the shipment cartons must reference the original return shipment's RA or RTV number).

         8. Debit Balances. If Vendor has a "Debit Balance" (defined as any balance due and owing from Vendor to Best Buy), the amount owed may be deducted by Best Buy from the next payment to Vendor. If there is no outstanding balance due to Vendor, then Vendor shall pay the debit balance to Best Buy in full, [*] notification from Best Buy. If the amount owed is disputed, Vendor and Best Buy agree to use commercially reasonable to reconcile the account and, in any event, Vendor shall remit payment of the undisputed amount to Best Buy [*] of notification. Payment shall be made in the form of check or wire; payment via a credit memo is not acceptable.

         9. Discontinued Product. A "Discontinued Product" means any Product that Vendor has stopped manufacturing or any Product that undergoes a material change in appearance or packaging. Vendor will use commercially reasonable efforts to provide Best Buy with at least [*] advance written notice of the occurrence of a Discontinued Product, or as soon as possible in the event that the discontinuance is caused by actions taken by a component part supplier of Vendor. Upon notice of such Discontinued Product, Best Buy may, without penalty or liability, cancel any outstanding purchase orders pertaining to the Discontinued Product. With respect to Best Buy's existing inventory of Discontinued Product, Vendor and Best Buy shall negotiate in good faith to determine the proper disposition of such inventory.

         10. Electronic Data Interchange; Web-Based Electronic Commerce. As a condition to entering into this Agreement, the parties agree to exchange certain documents electronically via (i) traditional Electronic Data Interchange ("EDI"); or (ii) Web-Based Electronic Commerce ("EC"). In particular, the parties shall exchange the following documents via either EDI or EC:

         Required:

         - Purchase Order ("PO"): EDI850. Vendor must be compliant with EDI or EC within 2 months of its receipt of the first PO from Best Buy (Vendor will not accept verbal purchase orders unless confirmed by an EDI850).

         - Electronic Invoices: EDI810. Vendor must be compliant on EDI or EC within 3 months of its receipt of the first PO from Best Buy.

         - Purchase Order Changes: EDI860. Vendor must be compliant on EDI or EC within 2 months of its receipt of the first PO from Best Buy.

         - Advance Ship Notice ("ASN"): EDI856. including UCC128 barcode direct to store orders. Vendor must be ready to test for ASN compliance on EDI or EC within 6 months of its receipt of the first PO from Best Buy, or upon Best Buy's request thereafter based upon Best Buy's priority schedule.

         - Functional Acknowledgement: EDI997. Vendor shall send EDI997 so that it is received within 2 business days of Best Buy's PO.

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         Optional:

         Along with the required documents identified above, Vendor must use reasonable efforts to explore the possibilities of implementing the following documents:

         - Product Activity: EDI852 (sales and inventory information, delivered weekly to Vendor by Best Buy).

         -        Store Text Message: EDI864 (store addresses).

         -        Other EDI documents as they become available.

         Additional Requirements:

         - Prior to its acceptance of a Best Buy PO, Vendor must ensure all Products will be marked with a valid UPC number, as well as ensuring that such Products are setup in the Best Buy system.

         - At Best Buy's request, Vendor must re-send all electronic documents using a new EDI ISA control number. Vendor must ensure duplicate transmissions are not fed into Vendor's database. Best Buy will not accept duplicate shipments and will return such shipments at Vendor's expense (including any carrying and handling costs).

         - Traditional EDI must be set up directly with the Vendor, not through a third-party service or sales representative.

         11. Product Exchanges; Vendor Program Agreement. As part of Best Buy's promotion of the Products, Best Buy shall perform the "Retailer's Responsibilities" described in Vendor's Retailer Manual, subject to an in accordance with those particular terms of Vendor's Retailer Manual. In order to facilitate Best Buy's management of its inventory of Products, Best Buy may exercise the "Product Exchange Privileges" described in Vendor's Retailer Manual, subject to an in accordance with those particular terms of Vendor's Retailer Manual.

         Best Buy and Vendor may agree upon additional business terms from time to time concerning matters such as payment terms. Market Development Funds ("MDF") payment, stock rotation, volume rebates, new store allowances, etc. If agreed upon, such terms shall be contained in the attached Vendor Program Agreement, as amended form time to time by the parties.

         12. Service. Best Buy is committed to meeting our customer's high expectations concerning post-sale service and warranty repairs. Accordingly, Vendor shall perform technical support described in the "Netgear's Responsibilities" section of Vendor's Retailer Manual, subject to and in accordance with the terms of the Retailer Manual. A comprehensive Product Service Agreement between the parties may also be necessary to ensure customer satisfaction. Unless otherwise determined by Best Buy, the attached Product Service Agreement, if attached, controls the servicing and warranty repairs of the Products and must be signed simultaneously with or prior to the signing of this Agreement.

                  13. Proprietary Rights. Vendor grants Best Buy a license to use, exhibit, reproduce, publish, publicly perform the Vendor trade names, trademarks and service marks set forth in the attached Vendor's Retailer Manual (the "Vendor Trademarks"), only as described in the attached Vendor's Retailer Manual, and only to promote, advertise and sell the Products. Further, Vendor may provide to Best Buy, without limitation, Product specifications, images, and other textual, graphical and/ or multimedia content regarding the Products for use in preparing advertising and promotional material ("Vendor Content"). Vendor hereby grants Best Buy a license to use, exhibit, excerpt, reformat, modify, reproduce, publish, publicly perform and transmit via the Internet and otherwise use such Vendor Content for the purpose of advertising and promoting the Products. Upon termination of this Agreement, Best Buy may continue to advertise and promote the Products, using the Vendor' Trademarks and Vendor Content until inventory depletion. Best Buy acknowledges that Vendor is the exclusive owner of the Vendor Trademarks and that this Agreement does not grant Best Buy any right, title or interest in or to the Vendor Trademarks. Further, all use of the Vendor Trademarks by Best Buy inures solely and exclusively to Vendor's benefit. This Agreement does not grant Vendor any right or license to use Best Buy's trade names, trademarks or service marks, promotional material, copy, graphics, themes, strategies, inventions, program, and files without first obtaining Best Buy's express written approval.

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         14.      Software. Best Buy may procure for and distribute licenses to use Vendor software ("Software") and accompanying documentation by placing orders under this Agreement. The terms of the licenses for such Software to which end-users are subject are included as a "shrink-wrap" license agreement with the Software and in its accompanying documentation when shipped by Vendor (the "License Agreement").

         15. Confidentiality. The terms and conditions (but not the existence) of this Agreement, the Software and its documentation, and any information marked as confidential or, regardless of form (written/electronic/oral) or marking, is of the nature that a reasonable person would understand its owner would not want it disclosed to the public will be considered to be Confidential Information. Further, Confidential Information shall also include (i) matters of a technical nature such as trade secret processes or devices, know-how, data, formulas, inventions (whether or not patentable or copyrighted), specifications and characteristics of products or services planned or being developed, and research subjects, methods and results,
(ii) matters of a business nature such as information about costs, profits, pricing, policies, markets, sales, suppliers, customers, product plans, and marketing concepts, plans or strategies, (iii) matters relating to project initiatives and designs, (iv) matters of a human resources nature such as employment policies and practices, personnel, including individual names, addresses, and telephone numbers; compensation and employee benefits, (v) other information of a similar nature not generally disclosed to the public. Each party agrees not to disclose Confidential Information except to employees on a third party subject to a similar confidentiality agreement, which have a need to know to perform their responsibilities. Each party agrees to take at least the same precautions to protect Confidential Information as such party would utilize to ensure the protection, confidentiality and security of its own confidential information. Each Party, at its own expense, will properly use security procedures which are reasonably sufficient to ensure that all transmissions of documents are authorized and to protect its business records and data from improper access.

         Upon the expiration or earlier termination of this Agreement, a party may, in writing, request either the prompt return or destruction, and a written certification of such destruction, of any Confidential Information provided to the other party.

         Notwithstanding the foregoing, each Party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the parties;
(iv) in connection with the requirements of a public offering or securities filing; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

         16.      Vendor Obligations

         Vendor shall provide to Best Buy, at no charge, adequate copies of any necessary training and Product information brochures, and will assist with the training of Best Buy personnel on Best Buy's premises as reasonably necessary so that Best Buy's sales and service personnel will be adequately knowledgeable with respect to the Products, Vendor must deliver Product samples on a timely basis to Best Buy and provide Best Buy with detailed and accurate information concerning product specifications and end-user warranties for all Products. Vendor shall use best efforts to begin to include security source tagging technology inside Product packaging.

         Vendor shall notify Best Buy within ten (10) days: (a) regarding the existence and nature of Vendor's knowledge of any material non-compliance with applicable laws (or any reasonable possibility thereof) to the extent the non-compliance relates to the Products that Vendor provides to Best Buy under this Agreement, or (b) if Vendor receives notice of a claim from a consumer (which, individually or in the aggregate, may reasonably be expected to result in material liability to Vendor and/or Best Buy) that a Product is defective or does not comply with all applicable laws.

         17. Representations and Warranties. Vendor represents and warrants to Best Buy that:

                  - Vendor has the authority to enter into this Agreement and that the persons signing this Agreement on behalf of Vendor are authorized to sign.

                  - The Products shall conform with Vendor's applicable standard end-user Product warranty during the specified warranty period.

                  - It will comply with all applicable laws and regulations in performing its obligations under this Agreement, including but not limited to laws and regulations pertaining to product design, manufacture, packaging and labeling and, if applicable, importation, the Foreign Corrupt Practices Act, and laws and treaties designed to protect human rights.

         Best Buy acknowledges that Vendor's end-user warranties do no apply to any Product that has been: (i) altered, except by Vendor or in accordance with its instructions, or (ii) used in conjunction with another vendor's product if such use results in the defect, or (iii) damaged by improper environment, abuse, misuse, accident or negligence. Replacement parts furnished under this warranty may be refurbished or contain refurbished components.

         THE FOREGOING VENDOR WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING WITHOUT ANY LIMITATION WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANY PRODUCT THAT IS IDENTIFIED IN THE PRICE LIST AS AN "AS IS" PRODUCT, IS FURNISHED "AS IS" WITH NO WARRANTIES OF ANY KIND.

         Best Buy represents and warrants to Vendor that:

         - Best Buy has the authority to enter into this Agreement, and that the persons signing this Agreement on behalf of Best Buy are authorized to sign.

         - Best Buy agrees to exert commercially reasonable efforts to promote and sell the Products consistent with Best Buy's sales, marketing and merchandising plans, as may be amended from time to time in Best Buy's sole and reasonable discretion.

         - It will comply with all applicable laws and regulations in performing its obligations under this Agreement.

         18. Liability Limitations. EXCEPT FOR LIABLITY ARISING FROM AN INDEMNIFICATION OBLIGATION, BREACH OF CONFIDENTIALITY, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING ANY SUCH DAMAGES RESULTING FROM INACCURATE OR LOST DATA OR LOSS OF USE OR PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE FURNISHING OF SERVICES, OR THE USE OR PERFORMANCE OF PRODUCTS, EVEN IF INFORMED OF SUCH DAMAGES.

         19.      Term and Termination.

                  Term: This Agreement will commence upon the effective date, which shall be the date when it has been fully executed by authorized representatives of both parties, and shall continue until it is terminated according to its terms.

                  Termination: Either party may terminate this Agreement at any time without cause upon 90 days written notice to the other party. In the event of a material breach of this Agreement, this Agreement may be terminated immediately by the non-breaching party, provided that notice describing the breach has been provided to the breaching party and the breaching party has failed to cure such breach within 30 days of receipt of notice.

                  20. Indemnification. Vendor will indemnify, defend, and hold Best Buy harmless from and against any and all third-party claims, actions, liabilities, losses, costs and expenses ("Claims") arising from or in connection with this Agreement or the Products provided under this Agreement, if and to the extent the Claim is based on an allegation that: (i) a Product infringes a United States, Canadian or European Union-based patent or any copyright, trademark, trade secret or other valid intellectual property right; or (ii) a negligent act or omission of Vendor, including but not limited to Claims based upon bodily injury, death, or destruction of physical property (other than the Products); or (iii) the Products, or use thereof, caused personal injury, death or real or personal property damage.

         Further, Vendor agrees to fully indemnify, defend and hold Best Buy harmless against any reasonable Claims, losses, costs and expenses resulting from a voluntary or government initiated product recall.

         For infringement Claims, Vendor may, at its option and expense, procure the right for the end user to continue using the Product, replace or modify the Product so that it becomes non-infringing (if practical in the reasonable opinion of both parties), or accept a return of the Product and refund an amount equal to the price paid by Best Buy for the infringing Product.

         Each party agrees to indemnify, defend and hold the other harmless from and against any and all Claims arising from or in connection with its own failure to comply with all applicable laws, rules and regulations while performing its obligations under this Agreement.

         Vendor's indemnity obligations do no apply to any Claims to the extent arising from: (i) Best Buy's alterations to Products, (ii) Best Buy's use of Products in conjunction with another vendor's product, (iii) damage to Products by Best Buy's improper environment, abuse, misuse, accident or negligence; or
(iv) any of the foregoing acts or omissions, whether or not committed by Best Buy, if Best Buy directed or encouraged the acts or omissions, and such directed or encouraged acts or omissions are not in accordance with the Product's instructions.

         Each party's indemnity obligations are conditioned on the other giving the indemnifying party prompt written notice of any Claims, tendering the defense of all Claims to the indemnifying party, reasonably assisting the indemnifying party in that defense (the indemnifying party to pay the other's reasonable out-of-pocket expenses), and to granting the indemnifying party the right to control settlement and resolution. The indemnifying party has no obligation to pay any costs of liability, settlement and defense, including attorney fees and costs, agreed to by the other party without the indemnifying party's consent, provided that the indemnifying party is fulfilling its indemnity obligations.

21. Insurance. Vendor agrees to procure and maintain Comprehensive General Liability Insurance with limits not less than [*]. Best Buy shall be added to such coverage as an additional insured with respect only to the operations of Vendor. Vendor shall provide a Certificate of Insurance evidencing such insurance and providing that Vendor's insurers shall provide Best Buy with 30 days advance written notice of cancellation of such policies.

22. Assignment. This Agreement may not be assigned by either party without first obtaining the other party's express written consent, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement, without obtaining the other's express written consent, to (i) a successor corporation resulting from a merger, consolidation, or non-bankruptcy consolidation or to a purchaser of all or substantially all of the assigning party's assets or a majority, or controlling interest in the assigning party's voting stock, provided that the purchaser's net worth at the time of purchase is equal to or greater than that of the assigning party; and (ii) a present or future subsidiary or affiliate. Any attempted assignment in violation of this Agreement shall be null and void.

If Vendor assigns payments to an assignee/factor, Vendor understands and agrees that Vendor and the assignee/factor will be required to sign Best Buy's standard acknowledgement form to assure Best Buy that assignee/factor understands the rights being assigned

23. Audit Rights. Each party shall have the right to audit the other party to assure compliance with the obligations (including the proper issuance or taking of charge backs, credit memos and deductions) under this Agreement. Audits under this Section 23 shall only be conducted:
         (a) upon reasonable prior written notice to the audited party; (b) at reasonable times; (c) during regular business hours; (d) at the auditing party's expense (except as set forth below); (e) no more than once per calendar year; and (f) no more than once with respect to particular records. All information obtained by the auditing party in the course of an audit shall be considered Confidential Information of the audited party. If the audit reveals that a party is not performing in material compliance with its payment obligations under this Agreement, then, in addition to any other legal and equitable rights and remedies available, the party not in compliance shall reimburse the other for the reasonable costs of the audit.

24.      Claims and Charge-backs.

                  - Claims: Neither party hereto may raise a claim of any nature relative to this Agreement more than 2 years after the date of any such cause of action accrued.

                  - Charge-backs and Credits: [*]. Vendor agrees to use Best Buy's Dispute Control Document, available at www.extendingthereach.com. to communicate any such denials. If no denial is sent to Best Buy within 90 days, Best Buy will assume the charge-backs or credit requests were accepted by the Vendor, and Vendor hereby agrees not to contest such deductions or credit requests.

     3. 24. Avoidance of Conflict of Interest; Code of Conduct Standards. Vendor agrees to respect and abide by Best Buy's conflict of interest and code of conduct policies, which may be amended from time to time and which will be made available to Vendor upon request. Vendor agrees to contact Best Buy's Open Line (1-800-520-1132) for information concerning Best Buy's policies and to discuss any ethical or conduct concerns that they may have as a result of their contact with Best Buy personnel. Vendor understands and acknowledges that Best Buy's conflict of interest and code of conduct policies address Vendor-paid travel, gifts and gratuities, offering and accepting bribes, family members and close personal relationships involving employees of both parties, personal investments in the other party, Vendor-sponsored charitable and other events, Vendor product samples, Vendor promotional copies, direct personal purchases from Vendors by Best Buy employees, and awards, incentives and other spiffs from vendors. Vendor agrees to avoid conflict of interest situations with Best Buy, to deal in arms length negotiations with Best Buy, and to contact Best Buy's Open Line to address Vendor's concerns. Best Buy similarly agrees to abide by Vendor's policies concerning this subject matter

     4. 25. Force Majeure. Neither party shall be in breach of this Agreement solely due to causes beyond the control and without the fault or negligence of such party. Such causes may include, but are not restricted to, acts of God or of a public enemy, acts of the government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, power failure, or failure of the U.S. postal system, but in every case the failure to perform must be beyond the control and without fault or negligence of the party failing to perform.

     5. 26. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered or mailed by either registered or certified mail, return receipt requested, or by nationally recognized overnight courier service, receipt confirmed. In the case of notices via first-class mail or courier service, notices shall be deemed effective upon the date of receipt or upon the date returned for non-delivery. Notices shall be addressed to the parties as set forth below, unless either party notifies the other of a change of address, in which case the latest noticed address shall be used:

Notices to Vendor:                         Notices to Best Buy:

NETGEAR, INC.                              Best Buy Co., Inc.
Attn:                                      Attn: Sr. VP, Merchandising
Copy To: General Counsel, Legal Dept.      Copy To: General Counsel, Legal
4500 Great America Parkway                 Department
Santa Clara, CA 95054                      7075 Flying Cloud Drive
                                           Eden Prairie, MN 55344

     6.  27. General.

                  Relationship of the Parties: The relationship between the parties shall be that of independent contractor. Nothing herein shall be construed as creating or consulting the relationship of employer/employee, franchisor/franchisee, principal/agent, partnership, or joint venture between the parties. Neither party may bind the other, incur any obligation on the others behalf, or represent itself as the other's agent in any way that might result in confusion as to the fact that the parties are separate and distinct entities.

                  (a) Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Minnesota.

                  Enforceability: If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, such provision shall be more narrowly and equitably construed so that it becomes legal and enforceable, and the entire Agreement shall not fall on account thereof and the balance of the Agreement shall continue in full force and effect.

                  No Waiver: Any of the provisions of this Agreement may be waived by the party entitled to the benefit thereof. Neither party will be deemed, by any act or omission, to have waived any of its right or remedies hereunder unless such waiver is in writing and signed by the waiving party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event will not be construed as continuing or as a bar to or waiver of any other right or remedy, or as to a subsequent event.

                  Counterparts and Electronics Signature: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or other "electronic signature" (as defined in the Electronic Signatures in Global and National Commerce Act of
2000) in a manner agreed upon by the parties hereto.

                  Entire Agreement; Amendments: This Agreement, including the exhibits attached hereto, contains the entire Agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements, negotiations and oral understandings, if any, and may not be amended, supplemented, or modified in any way, except by an amendment in writing and signed by authorized officers of the parties hereto. No amendment shall be affected by the acknowledgement or acceptance of a purchase order, invoice, or other forms stipulating different terms. This Agreement shall inure to the benefit of and be binding upon each of the parties and their permitted successors, assigns, heirs, executors, administrators, trustees and legal representatives.

                  Headings: Headings used in this Agreement are for the purposes of convenience only and shall not affect the legal interpretation of this Agreement.

                  Draftsmanship. Each of the parties hereto has been represented by its own counsel. In the event of a dispute, no provision of this Agreement shall be construed in favor of one party and against the other by reason of the draftsmanship of this Agreement.

                  Survival: The expiration or termination of this Agreement shall not terminate vested rights of either party from any liabilities or obligations incurred under this Agreement prior to and which by their nature are intended to survive expiration or termination, including but not limited to provisions relating to confidentiality, indemnification, and proprietary rights.

THE PARTIES HAVE MADE THIS AGREEMENT EFFECTIVE AS OF THE DATE LAST SIGNED BELOW:

BEST BUY CO., INC.                        VENDOR : NETGEAR, INC.

Authorized Officer: /s/ Michael London    Authorized Officer: /s/ [ILLEGIBLE]
                    -------------------                       ------------------
                       (Signature)                                  (Signature)

Name:       Michael London                Name: PATRICK LO
      ------------------------                  ------------------------
           (Please Print)                           (Please Print)

Title:  [ILLEGIBLE]                       Title:  CEO
       -----------------------

Date:   9-24-01                           Date: 9/20/01
      ------------------------

BEST BUY PURCHASING LLC.

Authorized Officer: /s/ Michael London
                   --------------------
                      (Signature)

Name:  Michael London
      --------------------
        (Please Print)

Title:
      --------------------

Date: 9-24-01

                                    EXHIBITS

The following Exhibits are hereby incorporated into and made part of this
Agreement:

Exhibit A               Products and Pricing
Exhibit B               Shipping and Routing Guide
Exhibit C               Standard Bill of Lading
Exhibit D               Vendor's Retailer Manual

         ADDENDUMS (CHECK IF APPLICABLE AND ATTACH)

         If checked below, the following Addendum(s) are hereby incorporated into and made a part of this Agreement:

[x]      Marketing Program Agreement     [ ]     Solution Plus Rebate Agreement

[x]      Product Services Agreement      [ ]     Direct Import Agreement

[ ]      Freight Allowance Agreement     [ ]     Configure to Order Agreement

                         CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


                                    EXHIBIT A

                              PRODUCTS AND PRICING

[NETGEAR(TM) LOGO]

[*]

[*]

[*]
                                      -3-

[*]

[*]

[*]

[*]

[*]

                                    EXHIBIT B

                           SHIPPING AND ROUTING GUIDE

                                    EXHIBIT C

                             STANDARD BILL OF LADING

                                                  CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


                                    EXHIBIT D

                                     NETGEAR
                                 RETAILER MANUAL

Congratulations on becoming an authorized NETGEAR Retail Outlet Retailer.

As a NETGEAR Retailer, you are eligible to place orders directly with NETGEAR and take advantage of a number of programs designed to allow you to succeed in your sale of our products. The following material describes the procedures, programs, requirements for participation and each of our respective obligations under the NETGEAR Retailer program.

As NETGEAR grows we anticipate that these procedures and programs will also grow and change. As changes are made or new programs are added, we will send you updates to this manual.

ORDERING NETGEAR PRODUCTS

         Orders for NETGEAR products should be transmitted via EDI pursuant to
Section 10 of the Vendor Agreement.

         Please include the following information in your electronic purchase order:

                  (a)      Retailer's Purchase Order number;

                  (b)      Product number and description for each item ordered;

                  (c)      Desired quantities;

                  (d)      Purchase price for each Product ordered;

                  (e)      Requested ship date(s);

                  (f) Order expiration date (the date upon which your order will automatically expire if shipment against the order has not begun);

                  (g) Preferred shipping method (if your Agreement with NETGEAR requires payment of shipping charges) agreement with NETGEAR; and

                  (h)      and Exact "Bill to" and "Ship to" address.

         Orders submitted without this information may not be accepted or may be delayed in processing.

INVENTORY PRICE PROTECTION

         Protecting your inventory investment is key to your success in promoting NETGEAR products. We recognize this and are pleased to offer you limited inventory price protection in the event of a reduction in the list price of NETGEAR products.

         In the event of a List Price decrease on any of the NETGEAR Products, you may apply for a credit on those units of Product which were shipped by NETGEAR to you and which remain unsold in your inventory [*].

         The amount of the credit on any unit shall be equal to [*].

         In order to receive a credit, but subject to Best Buy's right to conduct post-audit reconciliation a) you must submit to NETGEAR within [*] of the effective date of the list price decrease, a report of inventory eligible for the price credit. Upon verification by NETGEAR of the eligible units and credit amounts, NETGEAR will issue a credit to your account.

         PRODUCT EXCHANGE PRIVILEGES

         In order to allow you to manage your inventory of NETGEAR products, you may return previously purchased NETGEAR products for replacement by an equal or greater value of different NETGEAR products, under the following conditions:

                  1) Products may be returned [*] per year, but no more frequently than once per calendar quarter.

                  2) The total value of the returned NETGEAR products may not exceed [*] of the net shipments invoiced by NETGEAR for all products, less any credits granted, during the immediately preceding [*] period.

                  3) The replacement NETGEAR products ordered must not be identical to the returned products.

                  4) The returned Products are either on the then current NETGEAR Price List or were removed from the Price List no more than [*] prior to the effective date of the then current Price List.

                  5) The returned products must be in their original shipping containers and may not have been altered, damaged or used.

         You will be issued an invoice for the replacement Products at prices in effect at the time of return, and credited for the value of the returned products at the prices actually paid by you less any prior credits.

         RETAILER'S RESPONSIBILITIES

         Active participation by you in the promotion of our products is essential to both your and our success. As such, as part of being authorized as a NETGEAR Retailer, we require that, at the minimum, you provide the following services to your reseller customers:

         1.       Promotion and sale.

                  As a NETGEAR Retailer, you are required to make commercially reasonable efforts to market, promote, sell, support, and otherwise create and increase demand for the products by end-users through means that you normally employ to promote the products of other manufacturers, subject to your marketing plans and strategies that you determine in your sole and reasonable discretion.

         2.       Technical Support.

                  As an authorized NETGEAR Retailer, you are the primary point of contact for your customers in all support situations.

         3.       Training.

                  Success as a NETGEAR Retailer requires that you adequately and thoroughly train on an on-going basis, a sufficient staff of qualified sales, marketing, technical and support personnel familiar with the applications, features, benefits, operation and configuration of the Products. This will allow you to effectively promote and support the products and to assure the satisfaction of your resellers and the end-users.

         4.       Records and Reports.

                  Prior to requesting inventory price protection or stock rotation privileges, you must submit a report to NETGEAR listing all current inventory of NETGEAR Products.

         NETGEAR'S RESPONSIBILITIES

         A.       Technical Support.

                  NETGEAR will provide technical support to you in order to assist you in resolving reseller and end user technical problems. This support will be provided by NETGEAR from any of its technical support facilities.

                                 TRADEMARK USAGE

                                   GUIDELINES

         OVERVIEW

         NETGEAR offers a highly visible product line. Trademarks, Service Marks and other similar indicators of product origin (collectively "Trademarks") of NETGEAR are owned by NETGEAR, Inc. As a result, NETGEAR has registered or applied to register product names (including NETGEAR) and other descriptive features with the United States Patent and Trademark Office and appropriate agencies in important markets worldwide to protect its claim to specific names and other trademarks and service marks. Trademarks and service marks are vital elements that enable a company to identify its products and distinguish them from others on the market. Trademarks give a company legal "ownership" of a given name, slogan or title and allows the company to collect damages from others who may infringe on the right or misrepresent the company through improper use of the name.

         MARKING

         Wherever one of NETGEARs' registered trademarks is used, the "(R)" label must be attached to the mark the first time it is used in the text body particular piece. Wherever one of NETGEARs' unregistered trademarks is used, the "TM" label must be attached to the mark the first time it is used in the text body of that piece. In addition, the mark must be properly designated as a registered trademark or a trademark NETGEAR, Inc. in the accompanying credit line.

         HOW TO USE NETGEARS' TRADEMARKS

1. IDENTIFICATION MUST OCCUR AT LEAST ONCE IN EACH DOCUMENT OR OTHER PRINTED PIECE.

     The trademark designation must appear on the first appropriate reference; once used, it is not required throughout the rest of the document.

2. TRADEMARKED NAMES MUST APPEAR AS PROPER ADJECTIVES, FOLLOWED BY A GENERIC PRODUCT NAME.

     For example: CORRECT: "Use the NETGEAR(TM) family of networking products."

                  INCORRECT: "NETGEAR(TM) is the answer to your networking needs."

3.   A TRADEMARK IS NEVER POSSESSIVE.

     For example: CORRECT: "NETGEAR(TM) networking products."

                  INCORRECT: "NETGEAR's(TM) networking products."

4.   A TRADEMARK IS ALWAYS SINGULAR.

     For example: CORRECT: "The NETGEAR(TM) hub resides...."

                  INCORRECT: "NETGEARs(TM) are installed...."

         THE NETGEAR LOGO

         The following have been selected for the color options for the NETGEAR logo:

                  -        PMS-2745 in the Pantone Matching System

                  -        Black or gray screened

                  -        White type on black (reverse type)

                                    TRADEMARK LISTS

         Subject to the provisions of your Agreement and this manual, you are authorized to use the following Trademarks in the advertising and sale of NETGEAR Products:

NETGEAR(TM)